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                                                                    Exhibit 99.2

                         FORM OF STOCK OPTION AGREEMENT



                  THIS AGREEMENT, dated as of ______________ (the "Effective Date") is made by and between Internet MiddleWare Corporation, a California corporation (the "Company"), and ____________, an employee of the Company or a Parent Corporation or Subsidiary of the Company (the "Optionee").

                  WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its no par value Common Stock; and

                  WHEREAS, the Company wishes to carry out the Plan (the terms of which are hereby incorporated by reference and made a part of this Agreement); and

                  WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Stock Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company, its Parent Corporations or its Subsidiaries and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

         Section 1.1 "Board" shall mean the Board of Directors of the Company.

         Section 1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         Section 1.3 "Committee" shall mean the Committee of the Board appointed to administer the Plan as provided in the Plan.

         Section 1.4 "Company" shall mean Internet MiddleWare Corporation.

         Section 1.5 "Director" shall mean a member of the Board.
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         Section 1.6  "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

         Section 1.7 "Officer" shall mean an officer of the Company, as defined in Rule 16a-1(f) under the Exchange Act, as such Rule may be amended in the future.

         Section 1.8 "Option" shall mean the non-qualified stock option to purchase Common Stock of the Company granted under this Agreement.

         Section 1.9 "Parent Corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one
(1) of the other corporations in such chain.

         Section 1.10 "Plan" shall mean the Internet MiddleWare Corporation 1996 Long Term Equity Incentive Plan.

         Section 1.11 "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended in the future.

         Section 1.12 "Secretary" shall mean the Secretary of the Company.

         Section 1.13 "Securities Act" shall mean the Securities Act of 1933, as amended.

         Section 1.14 "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one (1) of the other corporations in such chain.

         Section 1.15 "Termination of Employment" shall mean the time when the employee-employer relationship between the Optionee and the Company, a Parent Corporation or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death or retirement, but excluding any termination where there is a simultaneous reemployment by the Company, a Parent Corporation or a Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment.


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                                   ARTICLE II

                                 GRANT OF OPTION

         Section 2.1 Grant of Option. In consideration of the Optionee's agreement to remain in the employ of the Company, its Parent Corporations or its Subsidiaries and for other good and valuable consideration, on the date hereof the Company irrevocably grants to the Optionee the option to purchase any part or all of an aggregate of _____________ shares of its no par value Common Stock upon the terms and conditions set forth in this Agreement.

         Section 2.2 Purchase Price. The purchase price of the shares of stock covered by the Option shall be $_______ per share without commission or other charge.

         Section 2.3 Consideration to Company. In consideration of the granting of this Option by the Company, the Optionee agrees to render faithful and efficient services to the Company, a Parent Corporation or a Subsidiary, with such duties and responsibilities as the Company shall from time to time prescribe, for a period of at least one (1) year from the date this Option is granted. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company, any Parent Corporation or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, its Parent Corporations and its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause.

         Section 2.4 Adjustments in Option. In the event that the outstanding shares of the stock subject to the Option are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split up, stock dividend or combination of shares, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares as to which the Option, or portions thereof then unexercised, shall be exercisable, to the end that after such event the Optionee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in the Option price per share. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.


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                                   ARTICLE III

                            PERIOD OF EXERCISABILITY

         Section 3.1 Commencement of Exercisability.

                     (a) The Option shall become exercisable with respect to 25% percent of the total number of shares covered by the Option on the first anniversary of the Effective Date and an additional 2.083% of the total number of shares covered by the Option at the end of each month thereafter.

                     (b) No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

         Section 3.2 Duration of Exercisability. The installments provided for in Section 3.1 are cumulative. Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable under Section 3.3.

         Section 3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

                     (a) The expiration of ten (10) years from the date the Option was granted; or

                     (b) The time of the Optionee's Termination of Employment unless such Termination of Employment results from his death, his retirement, his disability or his being discharged not for good cause; or

                     (c) The expiration of three (3) months from the date of the Optionee's Termination of Employment by reason of his retirement or his being discharged not for good cause, unless the Optionee dies within said three-month period; or

                     (d) The expiration of one (1) year from the date of the Optionee's Termination of Employment by reason of his disability; or

                     (e) The expiration of one (1) year from the date of the Optionee's death.

         Section 3.4 Acceleration of Exercisability. Upon the effective date of a (i) the merger or consolidation of the Company with or into another corporation, or (ii) the acquisition by another corporation or person of all or substantially all of the Company's assets or eighty percent (80%) or more of the Company's then outstanding voting stock of the Company (each, a "Sale"), this Option shall be exercisable as to all the shares


                                       4.
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covered hereby, notwithstanding that this Option may not yet have become fully exercisable under Section 3.1(a) if, and only if, the Optionee's employment with the Company is terminated as of the effective date of the Sale; provided, however, that this acceleration of exercisability shall not take place if:

                     (a) This Option becomes unexercisable under Section 3.3 prior to said effective date; or

                     (b) In connection with such an event, provision is made for an assumption of this Option or a substitution therefor of a new option by an employer corporation or a parent or subsidiary of such corporation.

                  The Committee may make such determinations and adopt such rules and conditions as it, in its absolute discretion, deems appropriate in connection with such acceleration of exercisability, including, but not by way of limitation, provisions to ensure that any such acceleration and resulting exercise shall be conditioned upon the consummation of the contemplated corporate transaction.


                                   ARTICLE IV

                               EXERCISE OF OPTION

         Section 4.1 Person Eligible to Exercise. During the lifetime of the Optionee, only he may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by his personal representative or by any person empowered to do so under the Optionee's will or under the then applicable laws of descent and distribution.

         Section 4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that each partial exercise shall be for whole shares only.

         Section 4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Chief Executive Officer or his office of all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.3:

                     (a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or a portion thereof, stating that the Option or a portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee; and


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                     (b) (i) Full payment (in cash or by check) for the shares
with respect to which such Option or a portion thereof is exercised; or and

                        (ii) With the consent of the Committee, (A) shares of the Company's Common Stock owned by the Optionee duly endorsed for transfer to the Company or (B) subject to the timing requirements of Section 4.4, shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option, with a Fair Market Value (as defined in the Plan) on the date of Option exercise equal to the aggregate purchase price of the shares with respect to which such Option or a portion thereof is exercised; or

                       (iii) With the consent of the Committee, a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code or successor provision) and payable upon such terms as may be prescribed by the Committee. The Committee may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law; or

                        (iv) With the consent of the Committee, any combination of the consideration provided in the foregoing subparagraphs (i), (ii) and
(iii); and

                     (c) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion, stating that the shares of stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or a portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above. The Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to insure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations. Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on an Option exercise does not violate the Securities Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of this subsection (c) and the agreements herein. The written representation and agreement referred to in the first sentence of this subsection (c) shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such shares; and


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                     (d) Full payment to the Company (or other employer
corporation) of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; with the consent of the Committee, (i) shares of the Company's Common Stock owned by the Optionee duly endorsed for transfer, or (ii) subject to the timing requirements of Section 4.4, shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option, valued at the Fair Market Value on the date the Option is exercised, may be used to make all or part of such payment; and

                     (e) In the event the Option or a portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

         Section 4.4 Certain Timing Requirements. Shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option may be used to satisfy the Option price or the tax withholding consequences of such exercise only (i) during the period beginning on the third (3rd) business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth (12th) business day following such date or (ii) pursuant to an irrevocable written election by the Optionee to use shares of the Company's Common Stock issuable to the Optionee upon exercise of the Option to pay all or part of the Option price or the withholding taxes (subject to the approval of the Committee) made at least six (6) months prior to the payment of such Option price or withholding taxes.

         Section 4.5 Conditions to Issuance of Stock Certificates. The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

                     (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

                     (b) The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

                     (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and


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                     (d) The payment to the Company (or other employer
corporation) of all amounts which, under federal, state or local tax law, it is required to withhold upon exercise of the Option; and

                     (e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

         Section 4.6 Rights as Shareholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares shall have been issued by the Company to such holder.


                                    ARTICLE V

                                OTHER PROVISIONS

         Section 5.1 Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.

         Section 5.2 Option Not Transferable. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

         Section 5.3 Shares to Be Reserved. The Company shall at all times during the term of the Option reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of this Agreement.

         Section 5.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Chief Executive


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Officer, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notices and communications shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received only when actually received.

         Section 5.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

         Section 5.6 [Intentionally left blank]

         Section 5.7 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the State of California.

         Section 5.8 Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including, without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

         Section 5.9 Company's Right to Repurchase Shares.

                     (a) Upon Termination of Employment, the Company shall have the option to repurchase (the "Right of Repurchase") all or a portion of the shares of stock which have been purchased by the Optionee pursuant to exercise of the Option and which the Optionee then holds; provided however, upon the effective date of a Sale at any time, all of the Company's Right of Repurchase with respect to shares of stock purchased upon exercise of the Option shall expire automatically if, and only if, the Optionee's employment with the Company is terminated as of the effective date of the Sale. The repurchase price payable by the Company if it exercises its Right of Repurchase shall be $_____.


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                     (b) The Company's Right of Repurchase shall be exercisable by giving written notice (accompanied by payment for the shares) to the Optionee within thirty (30) calendar days after the Termination of Employment which gives rise to the Company's Right of Repurchase.

                     (c) Notwithstanding anything to the contrary in this
Section 5.09, the Company's Right of Repurchase shall expire automatically after the earlier of (i) the Company's initial public offering, or (ii) the fourth anniversary of the date of this Agreement.

         Section 5.10 Right of First Refusal.

                     (a) There can be no valid "transfer" (as defined below) of any shares of stock purchased upon exercise of the Option, or any interest in such shares, by any holder of such shares or interests unless such transfer is solely for cash consideration and is made in compliance with the following provisions:

                         (1) Before there can be a valid transfer of any shares or any interest therein, the record holder of the shares to be transferred (the "Offered Shares") shall give written notice (by registered or certified mail) to the Company. Such notice shall specify the identity of the proposed transferee, the cash price offered for the Offered Shares by the proposed transferee and the other terms and conditions of the proposed transferee. The date such notice is mailed shall be hereinafter referred to as the "notice date" and the record holder of the Offered Shares shall be hereinafter referred to as the "Offeror."

                         (2) For a period of thirty (30) calendar days after the notice date, the Company shall have the option to purchase (the "Right of First Refusal") all (but not less than all) of the Offered Shares at the purchase price and on the terms set forth in subsection (a)(3) of this Section 5.10. The Right of First Refusal shall be exercisable by the Company by mailing (by registered or certified mail) written notice of exercise to the Offeror prior to the end of said thirty (30) days.

                         (3) The price at which the Company may purchase the Offered Shares pursuant to the Right of First Refusal shall be the cash price offered for the Offered Shares by the proposed transferee (as set forth in the notice required under subsection (a)(1) of this Section 5.10). The Company's notice of exercise of the Right of First Refusal shall be accompanied by full payment for the Offered Shares and, upon such payment by the Company, the Company shall acquire full right, title and interest to all of the Offered Shares.

                         (4) If, and only if, the Right of First Refusal of this
         Section 5.10 is not exercised, the transfer proposed in the notice given pursuant to


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         subsection (a)(1) of this Section 5.10 may take place; provided, however, that such transfer must, in all respects, be exactly as proposed in said notice except that such transfer may not take place either before the tenth (10th) calendar day after the expiration of said thirty-day Right of First Refusal exercise period or after the ninetieth (90th) calendar day after the expiration of said thirty-day Right of First Refusal exercise period, and if such transfer has not taken place prior to said ninetieth (90th) day, such transfer may not take place without once again complying with subsection (a) of this
         Section 5.10.

                      (b) As used in this Section 5.10, "transfer" shall mean any sale, encumbrance, pledge, gift or other form of disposition or transfer of shares of the Company's stock or any legal or equitable interest therein; provided, however, that the term "transfer" does not include a transfer of such shares or interests by will or by the applicable laws of descent and distribution or a gift of such shares if the donee agrees to be bound by the provisions of this Section 5.10.

                      (c) None of the shares of the Company's stock purchased upon exercise of the Option shall be transferred on the Company's books nor shall the Company recognize any such transfer of any such shares or any interest therein unless and until all applicable provisions of this Section 5.10 have been complied with in all respects. The certificates of stock evidencing shares of stock purchased upon exercise of the Option shall bear an appropriate legend referring to the transfer restrictions imposed by this Section 5.10 and to the repurchase option provided for in Section 5.9.

                      (d) Notwithstanding anything to the contrary in this
Section 5.10, the Company shall have no Right of First Refusal, and the Optionee shall have no obligation to comply with the procedures in this Section 5.10 after the earlier of (i) the Company's initial public offering, or (ii) the tenth anniversary of the date of this Agreement.

         Section 5.11 Restrictive Legends. Stock certificates evidencing any shares of stock purchased upon exercise of the Option may bear such restrictive legends as the Company and the Company's counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including without limitation, the following legends:

                  "The offering and sale of the securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Any transfer of such securities will be invalid unless a Registration Statement under the Securities Act is in effect as to such transfer or in the opinion of counsel for the Company such registration is unnecessary in order for such transfer to comply with the Securities Act."

                  "The securities represented hereby may be subject to a right of repurchase (the "Right of Repurchase") by the Company pursuant to an agreement relating to


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         the acquisition of such securities should certain persons cease to be employed by the Company or any affiliate thereof, and such securities may not be sold or otherwise transferred if such securities are subject to such Right of Repurchase."

                  "The securities represented hereby are subject to a right of first refusal (the "Right of First Refusal") by the Company pursuant of the provisions of an agreement relating to the acquisition of such securities, and may not be sold or otherwise transferred except in compliance with the terms of such Right of First Refusal."

         Section 5.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the day and year first above written.

                                          Internet MiddleWare Corporation


                                          By:
                                                --------------------------------
                                          Name:
                                          Title:


----------------------------
(Optionee)


Optionee's Taxpayer
Identification Number:


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